Exhibit 77(C)

Matters submitted to a Vote of Security Holders

On July 29 2008, a Special Meeting of Shareholders for ING Capital Guardian U.S. Equities Portfolio, a Series of ING Investors Trust, was held at which the shareholders were asked to approve the reorganization of ING Capital Guardian U.S. Equities Portfolio with and into ING VP Growth and Income Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Capital Guardian U.S. Equities Portfolio	1	35,918,198.227	1,085,565.420	1,941,774.250	38,945,537.897

On July 29 2008, a Special Meeting of Shareholders for ING Wells Fargo Disciplined Value Portfolio, a Series of ING Investors Trust, was held at which the shareholders were asked to approve the reorganization of ING Wells Fargo Disciplined Value Portfolio with and into ING Pioneer Mid Cap Value Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Wells Fargo Disciplined Value Portfolio	1	10,790,546.069	341,578.118	675,623.913	11,807,748.100